EXHIBIT 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES AND GREY WOLF
TERMINATE MERGER AGREEMENT
MIDLAND, Texas, July 15, 2008— Basic Energy Services, Inc. (“Basic”) (NYSE: BAS) and Grey Wolf, Inc. (“Grey Wolf”) (AMEX: GW) announced today that they have terminated the Agreement and Plan of Merger (the “Merger Agreement”) previously entered into among Basic, Grey Wolf and Horsepower Holdings, Inc. on April 20, 2008 pursuant to Section 7.1(b)(iii) of the Merger Agreement. The decision to terminate the Merger Agreement was made after Grey Wolf’s stockholders did not approve the Merger Agreement at a special meeting of stockholders held on Tuesday, July 15, 2008. Basic’s stockholders voted in favor of the adoption of the Merger Agreement at a special meeting of stockholders held on July 15, 2008.
Ken Huseman, President and CEO, commented, “The Board, employees and shareholders of Basic were excited about the merger with Grey Wolf and certainly disappointed that Grey Wolf’s shareholders did not approve the merger. We continue to believe the combination created by the merger of Basic and Grey Wolf would have created significant value for both company’s shareholders. With the termination of the merger agreement, Basic can now return to our focus of building value for our shareholders as we address numerous opportunities to build our business through acquisitions, expansion of our footprint and internal growth within our established markets.”
Basic provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs approximately 4,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Forward Looking Statements and Additional Information
This release includes forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including changes in demand for services and any related material impact on our pricing and utilizations rates and changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K and Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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